Exhibit 10.2

SETTLEMENT AND RELEASE AGREEMENT

This Settlement and Release Agreement (“Agreement”) is made and entered into by and between Mary L. Forté (“Employee”), and Zale Corporation (“Zale”) hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Employee was employed by Zale as President and Chief Executive Officer of Zale, served as a director of Zale, and served in other positions with Zale and its subsidiaries;

WHEREAS, pursuant to that certain letter, dated January 31, 2006, from Employee to the Company (the “Letter”), Employee resigned as President and Chief Executive Officer of Zale, as a director of Zale, and from any and all other positions that she has with Zale or its subsidiaries, effective as of January 31, 2006 (the “Separation Date”);

WHEREAS, pursuant to the Letter, the Parties agreed that Employee’s termination of employment on the Separation Date shall be considered to be “without cause” pursuant to Section 4(c) of that certain Employment Agreement, dated as of September 21, 2005, between Zale and Employee (the “Employment Agreement”);

WHEREAS, as a result of the termination of her employment without cause under Section 4(c) of the Employment Agreement, Employee shall be entitled to certain benefits set forth in the Employment Agreement, provided that she provide the release required by Section 5(j) of the Employment Agreement; and

WHEREAS, Employee and Zale desire to fulfill the requirements of Section 5(j) of the Employment Agreement and to settle fully and finally, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Zale and the cessation of Employee’s employment with Zale;

NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employee and Zale, intending to be legally bound, covenant and agree as follows:

1.             (a)  Employee shall be entitled to receive the following post-termination benefits, and no others:

(i)            in cash on December 22, 2006, the sum of $3,600,000 (less customary payroll deductions), consisting of (A) $1,600,000, representing two times Employee’s base salary on the

Separation Date, and (B) $2,000,000, representing two times Employee’s target bonus on the Separation Date;

(ii)           through January 31, 2008, Zale will continue to allow Employee to participate in the medical and dental insurance plans, Medical Expense Reimbursement Plan (“MERP”), disability plans, executive car program, life insurance plan, financial planning program on the same terms and conditions under which Employee participated in those plans on September 21, 2005, subject to the provisions of Sections 5(h) and 5(i) of the Employment Agreement, which sections are incorporated herein by reference; provided, however, the continued medical insurance provided pursuant to this Section 1(a)(ii) will count in satisfaction of Employee’s right to continue such benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and Employee shall pay an amount equal to the “employee portion” of the premiums during such period, and provided further that employee shall not be entitled to a new car during such period but shall be entitled to the continued use of her current car through the expiration of its lease term;

(iii)          the unvested stock options, restricted stock and other long-term incentive awards listed on Schedule A hereto will be deemed to have vested on the Separation Date and all such vested options and awards involving the exercise of rights will continue to be exercisable for the remainder of their respective terms, provided, however, that any unvested restricted stock units that immediately vest will be paid out on January 1, 2007, and other awards shall be delivered promptly to the extent not previously delivered;

(iv)          5,000 of the performance-based restricted stock units provided for in Section 3(c)(A) of the Employment Agreement will be deemed to have vested on the Separation Date and the 5,000 shares of Zale common stock attributable thereto will be paid out January 1, 2007, and the remaining performance-based restricted stock units shall be forfeited;

(v)           in cash on December 22, 2006, the lump-sum amount of $473,697.13 (less customary payroll deductions), representing all amounts due Employee under the terms of the Zale Supplemental Employee Retirement Plan pursuant to such plan’s terms; and

(vi)          any accrued, but unpaid, salary (including unpaid vacation pay through the Separation Date) and expenses and benefits as of the Separation Date.

In the event of Employee’s death prior to her receipt in full of the payments and benefits to which she (or her family) is entitled as described in this Section 1(a), any such payment or benefit to the extent not made or provided at or prior to the time of her death shall, except for benefits to her family as provided in the next sentence, be made to her estate or other legal representative.  Healthcare, dental and welfare benefits to Employee’s family shall be provided for the period remaining from the date of death to January 31, 2008 on the same basis as such benefits are provided under Section 1(a)(ii) prior to Employee’s death.  Any stock options outstanding at the time of Employee’s death shall continue to be exercisable for the remainder of their terms.  Any long-term incentive awards that are due hereunder and not yet paid shall be paid as provided in clauses (iii), (iv) and (v) above.  In making any of the payments or taking any of the actions contemplated by this provision or elsewhere in this Agreement, Zale shall be fully protected in the event that it makes a payment or takes an action based upon instructions received from Employee’s executor or other legal representative.

(b)           In addition, Employee and Zale shall continue to be subject to Sections 6 through 24 of the Employment Agreement.  The Parties expressly agree that except for Sections 5(g), 5(h), 5(i), 6 and 7 through 24, which are incorporated herein by reference and shall be applicable to the provisions of this Agreement, neither Party shall have any further obligations under the Employment Agreement.

2.             Employee, for herself and on behalf of her attorneys, heirs, assigns, successors, executors, and administrators, hereby irrevocably (subject to Section 9 of this Agreement) and unconditionally GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Zale, its current and former subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the “Zale Releasees”) from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys’ fees and expenses) whatsoever, under any municipal, local, state, or federal law, common or statutory — including, but in no way limited to, claims arising under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621, et seq., as amended, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended (including the Civil Rights Act of 1991), the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101, et seq., as amended, the Employee Retirement Income Security Act of 1974, (ERISA), 29 U.S.C. §§ 1001 et seq., as amended, the Family and Medical Leave Act (“FMLA”), 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Occupational Safety and Health Act (“OSHA”), 29 U.S.C. §§ 651 et seq., as amended, the Racketeer Influenced and Corrupt Organizations Act (RICO), 18 U.S.C. §§ 1961 et seq., as amended, the Sarbanes Oxley Act of 2002, the Sabine Pilot Doctrine, the American Jobs Creation Act of 2004, the Texas Commission on Human Rights Act (“TCHRA”‘), Texas Labor Code §§ 1.001 et seq., as amended, the Texas Pay Day Law, Texas Labor Code §§ 61.001 et seq., as amended, and/or the Texas Worker’s. Compensation Discrimination Law, Texas Labor Code §§ 451.001 et seq., as amended — for any actions or omissions whatsoever, whether known or unknown, and whether connected with the employment relationship between Employee and Zale, and/or the cessation of Employee’s employment with Zale, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement (the “Released Claim(s)”); provided, however, nothing in this Section 2 shall release any claim for indemnification, contribution or reimbursement of expenses by Zale (subject to the undertaking agreement between Employee and Zale) Employee may have relating to or arising out of the subject matter of the litigations set forth in Schedule B hereto.  Furthermore, to the extent permitted by law, Employee forever waives, releases, and covenants not to sue or file any complaint or claim against any Releasee with any court, governmental agency or other entity based on a Released Claim, whether known or unknown at the time of execution.  Employee also waives any right to recover from a Zale Releasee in a civil suit brought by any governmental agency or any other individual on her behalf with respect to any Released Claim.  This release covers both claims that Employee knows about and those she may not know about, except that it does not waive or release any rights or claims that she may have under the Age Discrimination in Employment Act that arise after the date she signs the Agreement.

Notwithstanding the foregoing, Employee does not release:

(i)            claims that Employee may have against Zale for reimbursement of ordinary and necessary business expenses incurred by her during the course of her employment;

(ii)           claims that arise after the effective date of this Agreement;

(iii)          any rights Employee may have to enforce the surviving provisions of the Employment Agreement as specified in Section 1(b) of this Agreement;

(iv)          any rights or entitlements that Employee has under any applicable written plan, policy, program, or written arrangement of, or other written agreement, including this Agreement, with, Zale;

(v)           subject to the Undertaking Agreement between Zale and Employee dated as of November 17, 2006, claims for which Employee is entitled to be indemnified under Section 10 of the Employment Agreement, Zale’s Certificate of Incorporation or Bylaws or under applicable law or pursuant to Zale’s directors’ and officers’ liability insurance policies with respect to liabilities she incurred as an employee, officer or director of Zale or a subsidiary of Zale; and

(vi)          Employee’s right to contribution as permitted by law in the event of entry of judgment against her as a result of any act or failure to act for which she, Zale, a subsidiary of Zale and/or other officers and directors of either were liable.

Employee acknowledges and warrants, understanding the truth of said acknowledgment and warranty is material to the making of this Agreement, that she has not assigned or otherwise transferred any of the claims released by her through this Agreement, and she hereby promises to indemnify and hold harmless the Zale Releasees with respect to any damages, costs or other injuries, including the payment of attorneys’ fees, which might arise through the assertion of any Released Claim(s).

3.             (a)           Employee expressly acknowledges, agrees, and covenants that, for a period of 24 months following the Separation Date, she will not make any public statements, comments, or communications in any form, oral, written, or electronic (all of the foregoing, for purposes of this paragraph, “Communications”), which in any way could constitute libel, slander, false light, or disparagement of Zale, its subsidiaries, affiliates or parent, its employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to its or their good name and business reputation; provided, however, that the terms of this paragraph shall not (i) apply to Communications between Employee and clergy or attorneys that are subject to a claim of privilege existing under common law, statute, or rule of procedure, (ii) apply to Communications required by law or made in response to a valid subpoena or other lawful order compelling Employee to provide testimony or information, provided, however, that in responding to a valid subpoena or lawful order, Employee agrees to provide Zale with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information, (iii) apply to Communications to the extent necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, (iv) be construed to inhibit or limit Employee’s ability to cooperate with any investigation by a governmental or regulatory agency or official, provided, however, that prior to cooperating Employee agrees to provide Zale with advance notice and an opportunity to seek a protective order or other safeguard for its confidential information, or (v) apply to a truthful statement made for the purpose of correcting inaccuracies or defending her reputation in response to any derogatory or detrimental statement made by Zale (or any of its affiliates, officers and/or directors) in a press release or other public statement.  Employee specifically agrees not to issue any public statement concerning her employment at Zale and/or the cessation of such employment; provided that nothing in this sentence shall apply to any Communications by Employee regarding her employment with Zale as might ordinarily be contained in a resume or similar document or customarily be required during the course of an interview for a job or other business opportunity.

For the period of 24 months noted in the preceding paragraph and without limiting the generality of the foregoing or the provisions of Section 9 of the Employment Agreement, Employee expressly agrees (i) not to discuss, directly or indirectly, the business and affairs of Zale with a person whom she knows to be a professional financial analyst then engaged in the analysis of, or reporting on, the business and affairs of Zale or an investment banker then engaged by, or on behalf of, Zale and (ii) not to provide any of the foregoing with Trade Secrets (as defined in Section 9(a) of the Employment Agreement) regarding Zale, without the express written consent of Zale.

(b)           Subject to reasonable preexisting personal and business commitments, for a period of 24 months following the Separation Date, Employee agrees to cooperate with Zale following the termination of her employment by being reasonably available to testify on behalf of Zale or any subsidiary or affiliate in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist Zale, or any subsidiary or affiliate, in any such action, suit or proceeding, by providing information and meeting and consulting with representatives or counsel to Zale, or any subsidiary or affiliate, as reasonably requested; provided, however, that in no event shall Employee be required to provide any cooperation if such cooperation is materially adverse to her legal interests.  In any event, in any matter subject to this Section 3(b), Employee shall not be required to act against the best interests of any new employer or new business venture in which she is a partner or active participant where the interests of Employee’s new employer or new business venture are adverse to the interests of Zale and/or any of its subsidiary, affiliate or related entities.  Zale agrees to provide Employee reasonable notice, to the extent practicable, in the event her assistance is required and, to the extent possible, Zale will try to limit Employee’s participation to regular business hours.  Zale will reimburse Employee for the reasonable expenses and costs actually incurred by her as a result of providing such assistance, upon the submission of the appropriate documentation to Zale.  Such expenses and costs shall include, without limitation, demonstrably lost wages, travel costs and reasonable legal fees to the extent that separate representation is warranted because Employee’s interests are inconsistent with those of Zale such that Employee cannot be represented by Zale’s legal counsel.  Employee’s entitlement to reimbursement of such expenses and costs, including reasonable legal fees, pursuant to this Section 3(b), shall in no way affect Employee’s rights to be indemnified and/or advanced expenses in accordance with Zale’s corporate documents, any applicable insurance policy, and/or in accordance with Section 10 of the Employment Agreement and Section 1(b) of this Agreement.

(c)           For a period of 24 months following the Separation Date, Employee agrees that she shall not offer assistance or testimony in any action against Zale or any of its subsidiary, affiliated or related entities (other than an action against Zale, its subsidiary, affiliated or related entities and Employee jointly) brought by another entity, individual or individuals, unless ordered to do so by a court, agency or regulatory authority, and then only after Employee has given Zale’s General Counsel written notice, together with all supporting legal papers or documents served upon her, as promptly as practicable following her receipt of such notice.

4.             Employee waives and releases forever any right and/or rights she might have to seek or obtain employment, reemployment, and/or reinstatement with Zale or its subsidiaries, and agrees not to seek reemployment with any of same.

5.             By entering into this Agreement, neither Party admits, and each Party specifically denies, any violation of any contract, local, state, or federal law, common or statutory.  This Agreement has been entered into in release and compromise of claims as stated herein and to avoid the expense and burden of dispute resolution.

6.             If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement a provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

7.             This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions, except where preempted by federal law.

8.             Employee may revoke this Agreement by hand-delivered notice to Zale, in writing, within seven (7) days of the date of Employee’s execution of this Agreement (the “Revocation Period”).  Such revocation will revoke all provisions of this Agreement, including those in favor of Zale or Employee.  Employee acknowledges and agrees that she will not receive the benefits provided by this Agreement if she revokes this Agreement.  Employee also acknowledges and agrees that if Zale has not received from her notice of her revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived her right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

9.             By executing this Agreement, Employee acknowledges that

(a)           THIS AGREEMENT HAS BEEN REVIEWED WITH HER BY A REPRESENTATIVE OF ZALE;

(b)           SHE UNDERSTANDS THAT SHE MAY TAKE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER OR NOT SHE DESIRES TO ENTER INTO THIS AGREEMENT;

(c)           SHE HAS BEEN ADVISED BY ZALE TO CONSULT WITH AN ATTORNEY REGARDING THE TERMS OF THIS AGREEMENT;

(d)           SHE HAS CONSULTED WITH, OR HAS HAD SUFFICIENT OPPORTUNITY TO CONSULT WITH, AN ATTORNEY OF HER OWN CHOOSING REGARDING THE TERMS OF THIS AGREEMENT;

(e)           ANY AND ALL QUESTIONS REGARDING THE TERMS OF THIS AGREEMENT HAVE BEEN ASKED AND ANSWERED TO HER COMPLETE SATISFACTION;

(f)            SHE HAS READ THIS AGREEMENT AND FULLY UNDERSTANDS ITS TERMS AND THEIR IMPORT;

(g)           EXCEPT AS PROVIDED BY THIS AGREEMENT AND THE SURVIVING PROVISIONS OF THE EMPLOYMENT AGREEMENT AS SPECIFIED IN SECTION 1(b) OF THIS AGREEMENT, SHE HAS NO CONTRACTUAL RIGHT OR CLAIM TO THE BENEFITS DESCRIBED HEREIN;

(h)           THE CONSIDERATION PROVIDED FOR HEREIN IS GOOD AND VALUABLE; and

(i)            SHE IS ENTERING INTO THIS AGREEMENT VOLUNTARILY, OF HER OWN FREE WILL, AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER.

Each of the Parties understands that by signing this Agreement, such Party may be giving up rights that Party may have.  Neither Party is required to sign this Agreement.

Executed in Irving, Texas, this 13th day of December, 2006.

EMPLOYEE

/s/ Mary L. Forte
Mary L. Forté

ZALE CORPORATION

/s/ Mary E. Burton
By: Mary E. Burton
Title: President and Chief Executive Officer

Schedule A

Options

Grant Date	Expiration Date	Grant Type	Exercise Price	Options Exercisable
7/15/1999	7/15/2009	Incentive	$21.7500	4,678
7/15/1999	7/15/2009	Non-Qualified	$21.7500	45,322
7/12/2001	7/12/2011	Non-Qualified	$15.8750	5,000
7/17/2002	7/17/2012	Non-Qualified	$14.1450	92,932
7/17/2002	7/17/2012	Incentive	$14.1450	7,068
7/22/2002	7/22/2012	Non-Qualified	$23.2300	195,684
7/22/2003	7/22/2013	Incentive	$23.2300	4,316
7/21/2004	7/21/2014	Non-Qualified	$27.4400	111,355
7/21/2004	7/21/2014	Incentive	$27.4400	3,645
9/6/2005	9/6/2015	Non-Qualified	$27.5200	121,367
9/6/2005	9/6/2015	Incentive	$27.5200	3,633

Restricted Stock

Grant Date	No. of Shares
7/21/2004	25,000
11/11/2005	25,000

Schedule B

1.             In re Zale Corporation Securities Litigation., No. 3:06-CV-1470, filed August 15, 2006, U.S. District Court for the Northern District of Texas

2.             Salvato v. Zale Corp., No. 3-06 CV 1124-D, filed June 26, 2006, U.S. District Court for the Northern District of Texas

3.             Connell v. Zale Corp., No. 06 CV 5995, filed August 7, 2006, U.S. District Court for the Southern District of New York, now pending in the United States District Court for the Northern District of Texas.